FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
May 7, 2026		Chairman & CEO
(414) 964-5000
mjkoss@koss.com

Koss Corporation Reports Third Quarter Results

Milwaukee, Wisconsin: Koss Corporation (NASDAQ: KOSS) (the “Company”),  the U.S. based high-fidelity headphone company, has reported its results for the third  quarter ended March 31, 2026.

For the third quarter ended March 31, 2026, net sales of $2,824,763 were up $43,757, or 1.6%, over $2,781,006 of net sales for the third quarter of the prior year. A net loss of $546,587 was generated for the three months ended March 31, 2026 compared to a net loss of $316,742 for the same period in the prior year. Basic and diluted net loss per common share for the third quarter of fiscal year 2026 was $0.06 compared to basic and diluted net loss per common share of $0.03 for the same three-month period one year ago.

Net sales for the nine months ended March 31, 2026 were $9,756,920, up $216,960, or 2.3%, versus net sales of $9,539,960 for the comparable period in the prior year. The net loss of $868,265 for the first nine months of fiscal year 2026 was higher by $226,130 over the net loss of $642,135 for the first nine months of the prior fiscal year. Basic and diluted net loss per common share was $0.09 and $0.07, respectively, for the nine months ended March 31, 2026 and 2025.

“Strong sales to our domestic distributors, coupled with a significant custom sale into the Education market earlier in the year, really drove the increase in sales over the prior year. Unfortunately, sales to our European markets have slowed significantly as a result of extended stock replacement cycles  driven by broader, economy-wide declines in consumer confidence and reduced sales expectations,” Michael J. Koss, Chairman and CEO, said today. “Direct-to-consumer (DTC) sales have contributed significantly to overall sales growth, achieving a 23% year-over-year increase, and now constitutes the Company’s largest segment.”

Koss further stated, “Profitability lagged behind prior year with gross margins falling from 38.4% during the first nine months of the prior year to 35.5% for the comparable period in fiscal year 2026, a decline of 290 basis points.  The negative impact of the continued sell-through of inventory manufactured in China and tariffed at the early, higher rates, as well as sales of inventory brought in at higher freight rates, were the main factors behind the margin erosion. A favorable customer mix of higher margin domestic distributor and DTC sales helped to offset some of the adverse impacts.”

About Koss Corporation

 Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, and wireless headphones.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “aims,” "anticipates," "believes," "estimates," "expects," "intends," "plans," “thinks,” "may," "will," “shall,” "should," “could,” “would,” "forecasts," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as continued future fluctuations in economic conditions; the Company’s ability to successfully develop new products and assess potential market opportunities; the receptivity of consumers to new consumer electronics technologies; the Company’s ability to successfully and profitably market its products; the rate and consumer acceptance of new product introductions; the amount and nature of competition for the Company’s products; pricing; the number and nature of customers and their product orders; the Company’s ability to meet demand for products; production by third party vendors; foreign manufacturing, sourcing, and sales (including foreign government regulation, trade and importation concerns); uncertainties associated with political developments, international trade disputes and restrictions, natural disasters, public health concerns, and other disruptions, including their possible effects on the Company’s operations and its supply chain; trade tensions between the U.S. and China given recently enacted tariffs and their uncertainty; the impact of the ongoing conflict in Eastern Europe and the instability in the Middle East on the Company’s operations; the effects of any judicial, executive or legislative action affecting the Company or the audio/video industry; borrowing costs; changes in tax rates; the outcome of any litigation, government investigations, enforcement actions or other legal proceedings; the Company’s ability to retain and hire key personnel and other risk factors described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2025 and subsequently filed Quarterly Reports on Form 10-Q.  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or new information. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31		March 31
	2026	2025	2026	2025
Net sales	$2,824,763	$2,781,006	$9,756,920	$9,539,960
Cost of goods sold	1,822,002	1,696,334	6,294,661	5,877,405
Gross profit	1,002,761	1,084,672	3,462,259	3,662,555

Selling, general and administrative expenses	1,721,892	1,603,678	5,242,008	4,960,478

Loss from operations	(719,131)	(519,006)	(1,779,749)	(1,297,923)

Other income (expense):
Interest income	174,875	208,175	670,487	667,219
Other income	—	—	250,000	—
Interest expense	(506)	—	(1,658)	—
Total other income, net	174,369	208,175	918,829	667,219

Loss before income tax provision	(544,762)	(310,831)	(860,920)	(630,704)

Income tax provision	1,825	5,911	7,345	11,431

Net loss	$(546,587)	$(316,742)	$(868,265)	$(642,135)

Loss per common share:
Basic	$(0.06)	$(0.03)	$(0.09)	$(0.07)
Diluted	$(0.06)	$(0.03)	$(0.09)	$(0.07)

Weighted-average number of shares:
Basic	9,466,438	9,375,795	9,461,730	9,346,952
Diluted	9,466,438	9,375,795	9,461,730	9,346,952